EXHIBIT 99.1

AntriaBio Announces Selection of Lead Oral Plasma Kallikrein Inhibitor
Candidates for the Treatment of Diabetic Retinopathy, Diabetic Macular
Edema and Hereditary Angioedema

LOUISVILLE, Colorado, Oct. 17, 2017 – (GLOBE NEWSWIRE) – AntriaBio, Inc. ("AntriaBio" or the "Company") (OTCQB: ANTB), a biopharmaceutical company focused on developing therapies to address significant unmet medical needs, today announced that it is advancing the first development candidates from its oral plasma kallikrein inhibitor (PKI) portfolio. The two preclinical programs are AB402 for vision-threatening eye complications of diabetes including Diabetic Retinopathy (DR) and Diabetic Macular Edema (DME), and AB602, which is being developed to treat Hereditary Angioedema (HAE).

"Despite recent advances in the treatment of Diabetic Retinopathy, we need new therapies to better control this disease via alternative molecular pathways and a non-invasive drug delivery route that allows for self-administration by patients," stated Dr. Robert Bhisitkul, Scientific Advisory Board member and Professor of Clinical Ophthalmology at the University of California, San Francisco School of Medicine. "The oral plasma kallikrein inhibitors hold promise for enhancing Diabetic Retinopathy management and improving vision outcomes for millions of patients in the US and worldwide."

The Company is aggressively advancing both compounds toward clinical trials and plans to file investigational new drug applications (INDs) for the DME indication in Q4 2018 and HAE in Q1 2019. AntriaBio is further evaluating its PKI portfolio for additional development candidates, which may have the potential to serve as compounds to target other kallikrein-mediated vascular leakage diseases.

"We are pleased to advance AB402 and AB602 as lead development candidates for DME and HAE. If successful in clinical development, oral agents like these will change the treatment landscape in DME and HAE in the most profound way. We envision a simple oral alternative to the expensive and difficult treatment options that are the current standard of care," commented Nevan Elam, Chairman and Chief Executive Officer of the Company.

It is estimated that approximately 50 million individuals worldwide are suffering from vision-threatening complications of diabetes, including DR and DME, which are the main cause of vision loss in working-age adults globally. DME is expected to increase in incidence and prevalence beyond its current estimate of 750,000 individuals in the US and 21 million worldwide. In the US, current treatment approaches to DR/DME directly target the VEGF pathway and are dominated by anti-VEGF agents such as ranibizumab, bevacizumab and aflibercept, which must be injected into the eye by retinal specialists on a monthly or bimonthly basis. These agents are initially efficacious however optimal therapeutic outcomes have not been achieved, in part due to sub-optimal compliance resulting from their invasive route of administration.

HAE is characterized by attacks of extreme swelling that can affect the face and mucous membranes, abdomen and genitalia. Attacks can be painful, debilitating, varied in frequency and even fatal due to laryngeal edema and respiratory failure. Currently available therapies target the prevention or termination of attacks, but are highly invasive and inconvenient due to the subcutaneous/intravenous routes of administration or have an undesirable side effect profile. Approximately 10,000 patients in the US and 1 in 10,000 to 50,000 patients worldwide have HAE. The Company plans to assess and potentially seek orphan disease status for AB602 in HAE.

Plasma kallikrein acting through bradykinin has been shown to be a key mediator of retinal and generalized increased vascular leakage in DME and HAE, while pharmacologic inhibition with PKIs or genetic knockout of plasma kallikrein can normalize vascular leakage and its mediators.

"We conducted a thorough assessment of the entire PKI portfolio and concluded that AB402 and AB602 have the requisite pharmaceutical profile for their respective indications and additionally, have demonstrated compelling results in animal models of vascular leakage," commented Brian Roberts, M.D., Vice President of Clinical Development at AntriaBio.

About AntriaBio, Inc.
AntriaBio is a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with diabetes and metabolic diseases. For more information, visit: www.antriabio.com.

Forward-Looking Statements
 This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
(650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio Inc.